Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 15, 2010	President and CEO
or
Pamela M. Gregio
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES SECOND QUARTER AND SIX MONTHS

ENDED DECEMBER 31, 2009 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $304 thousand or $0.15 per diluted share, for the six months ended December 31, 2009 as compared to net income of $1,768 thousand or $0.81 per diluted share for the same period in 2008. The $1,464 thousand decrease in net income during the six months was primarily attributable to a $2,292 thousand decrease in net interest income and a $37 thousand decrease in non-interest income which were partially offset by a $737 thousand decrease in income tax expense, a $101 thousand decrease in non-interest expense, and a $27 thousand decrease in provisions for loan losses. The decrease in net interest income was caused by a $3,605 thousand decrease in total interest income which was partially offset by a $1,313 thousand decrease in total interest expense. The decrease in total interest income was attributable to lower revenues (in thousands) earned on our floating rate mortgage-backed securities ($2,867), callable U.S. Government agency bonds ($1,993) and the elimination of dividends paid by the Federal Home Loan Bank of Pittsburgh ($137), which were partially offset by revenue gains in corporate securities ($1,363) and certificates of deposit ($73). The decrease in total interest expense was attributable to lower expenses paid (in thousands) on deposits ($607), short-term borrowings ($567) and long-term borrowings ($139). The decrease in non-interest income was primarily attributable to decreases in service fee income on deposit accounts and ATM fee income. The decrease in income tax expense was attributable to lower levels of taxable income. The decrease in non-interest expense was primarily attributable to a decrease in charitable contributions eligible for PA tax credits, a decrease in employee related expenses and a decrease in ATM network expenses, which were partially offset by an increase in the Federal Deposit Insurance expense.

Net income for the quarter ended December 31, 2009 totaled $133 thousand or $0.06 per diluted share as compared to net income of $1,012 thousand or $0.47 per diluted share for the same period in 2008. The $879 thousand decrease in net income during the quarter was primarily attributable to a $1,428 thousand decrease in net interest income and a $23 thousand decrease in non-interest income which were partially offset by a $500 thousand decrease in income tax expense, a $36 thousand decrease in non-interest expense and a $36 thousand decrease in provisions for loan losses. The decrease in net interest income was caused by a $1,919 thousand decrease in total interest income which was partially offset by a $491 thousand decrease in total interest expense. The decrease in total interest income was attributable to lower revenues (in thousands) earned on our floating rate mortgage-backed securities ($1,473), callable U.S. Government agency bonds ($919), loans ($84), the elimination of dividends paid by the Federal Home Loan Bank of Pittsburgh ($47), and certificates of deposit ($26), which were partially offset by revenue gains in corporate securities ($657). The decrease in total interest expense was attributable to lower expenses paid (in thousands) on deposits ($277), short-term borrowings ($145) and long-term borrowings ($70). The decrease in non-interest income was primarily attributable to decreases in service fee income on deposit accounts and ATM fee income. The decrease in income tax expense was attributable to lower levels of taxable income and charitable contributions made during the quarter which were eligible for PA tax credits. The decrease in non-interest expense was primarily attributable to decreases in employee related expenses, legal expenses, ATM network expenses, charitable contributions eligible for PA tax credits and advertising, which were partially offset by an increase in the Federal Deposit Insurance expense.

The Company’s second quarter and fiscal year to date earnings were adversely impacted by low market interest rates as opposed to loan write-offs. This period of low interest rates is expected to continue throughout fiscal 2010. During the first half of fiscal 2010, we better positioned our balance sheet and franchise by reducing overall leverage, avoiding low yielding assets, selectively pursuing seasoned new construction builders and increasing our Tier I leverage ratio to 8.04%.

Looking ahead, we believe that our net interest income will significantly improve in the second half of calendar year 2010. Our legacy long-term FHLB advances, taken out a number of years ago when interest rates were higher, will begin to mature as shown below.

Quarter Ended	Amount/$MM	Weighted Avg. Rate
06/30/10	$20.579	5.86%
09/30/10	$25.000	5.77%
12/31/10	$35.000	5.44%
03/31/11	$10.000	4.99%
06/30/11	$17.000	5.28%

We expect that these legacy long-term FHLB advances will reprice to much lower rates of interest. In addition, our substantial floating rate mortgage-backed securities portfolio should perform well when interest rates begin to rise.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2009 (Unaudited)	June 30, 2009 (Unaudited)
Total assets	$391,551	$419,434

Cash and Cash Equivalents	3,073	21,828

Certificates of Deposits	14,151	24,719

Investment securities held-to-maturity	144,975	123,128

Mortgage-backed securities held-to-maturity	150,183	174,129

Net loans receivable	60,097	58,148

Deposits	144,561	146,315

FHLB advances: long-term	130,079	130,079

FHLB advances: short-term	5,000	0

FRB short-term borrowings	77,400	108,800

Other short-term borrowings	0	0

Equity	30,707	31,123

Book value per share	14.87	15.03

Return on average assets	0.16%	0.67%

Return on average equity	1.96%	9.15%

Tier I leverage ratio	8.04%	7.35%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended December 31, (Unaudited)		Six Months Ended December 31, (Unaudited)
	2009	2008	2009	2008
Interest income	$3,078	$4,997	$6,276	$9,881
Interest expense	2,160	2,651	4,373	5,686

Net interest income	918	2,346	1,903	4,195
(Recovery) provision for loan losses	(9)	27	(6)	21

Net interest income after (recovery) provision for loan losses	927	2,319	1,909	4,174
Non-interest income	133	156	286	323
Non-interest expense	926	962	1,835	1,936

Income before income tax expense	134	1,513	360	2,561
Income taxes	1	501	56	793

NET INCOME	$133	$1,012	$304	$1,768

EARNINGS PER SHARE:
Basic	$0.06	$0.47	$0.15	$0.81
Diluted	$0.06	$0.47	$0.15	$0.81

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,068,932	2,159,271	2,069,508	2,175,524
Diluted	2,068,932	2,159,560	2,069,508	2,175,672